SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”) by and between Cimpress USA Incorporated, which has offices at 275 Wyman Street, Waltham, MA 02451, and Donald R. Nelson (“Executive”) is effective as of seven days from the date of Executive’s signature below (the “Effective Date”). As used in this Agreement, the term “Cimpress” means Cimpress USA Incorporated when referencing Executive’s employer and Cimpress N.V. and its subsidiaries and affiliates (including, without limitation, Cimpress USA Incorporated) in all other contexts.

WHEREAS, Executive and Cimpress N.V. entered into an Amended and Restated Executive Retention Agreement in 2009 (the “Executive Retention Agreement”);
WHEREAS, Cimpress has determined to terminate Executive’s employment in connection with a reorganization of Cimpress’ overall global organizational structure;
WHEREAS, Cimpress and Executive desire to enter into this agreement to resolve any issues between them arising from Executive’s employment and/or the termination of Executive’s employment and also to continue Executive’s employment with Cimpress through February 28, 2017 (the “Separation Date”); and
WHEREAS, Cimpress has advised Executive that if he declines to enter into this Agreement, he will not be entitled to receive the additional compensation and benefits described herein.
NOW, THEREFORE, in consideration of the agreements, covenants, promises and releases contained herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

1.	Transition Period.
(a)    Cimpress and Executive agree that Executive will remain employed by Cimpress from the date of this Agreement through the Separation Date (the “Transition Period”). During the Transition Period, Executive will continue to receive from Cimpress his base salary at the rate that was in effect immediately before the notification of termination (the “Base Salary”), and will continue to receive from Cimpress the level of fringe benefits and equity vesting to which Executive was entitled immediately before the notification of termination, subject to changes required in accordance with Cimpress’ normal policies and practices, benefit plans and written agreements regarding equity.
(b)    Effective as of the Separation Date, Executive’s employment relationship with Cimpress will automatically and immediately terminate. Except as set forth below, all Company benefits, including, without limitation, life insurance, short term disability and long term disability, will terminate automatically upon Executive’s last day of employment. Cimpress will pay to Executive all earned and unpaid salary and/or wages and all accrued and unpaid vacation pay on or within the legally required time following his last day of employment with Cimpress.
2.Severance Benefits. If Executive does not revoke this Agreement as provided for in Section 10 below and complies with all other terms and conditions of this Agreement, Cimpress shall pay or otherwise provide to Executive the following severance benefits at the times set forth below (or, if this Agreement is not yet effective, as soon as practicable following the Effective Date):
(a)    Cimpress shall make a severance payment to Executive in the amount of $700,000, which equals 12 months of Base Salary, within thirty (30) days following the Separation Date.

(b)    Cimpress shall pay one hundred percent (100%) of the COBRA premium incurred by Executive with respect to the continuation of his current health care coverage for the period commencing March 1, 2017 and ending February 28, 2018; provided, however, that Cimpress’ obligations under this subsection shall cease in the event Executive obtains new employment and Executive becomes eligible to participate in his new employer’s group healthcare plan. If Executive obtains new employment before the end of the Severance Pay Period, he shall promptly give written notice of such eligibility to the Cimpress contact person identified below the Cimpress signature block at the bottom of this Agreement (“Cimpress Contact Person”).
(c)    Cimpress shall accelerate the vesting of Cimpress restricted share units (“RSUs”) held by Executive that, under the terms of the respective RSU agreements, are scheduled to vest during the period commencing March 1, 2017 and ending February 28, 2018, so that such RSUs will be fully vested as of February 28, 2017; provided, however, that in no event will such RSUs be made available to the Executive before the Effective Date. Executive understands and acknowledges that the vesting of RSUs representing a total of 7,650 Cimpress shares is expected to be accelerated under this subsection.
(d)    Cimpress shall accelerate the vesting of all Cimpress premium-priced share options (“PPSOs”) held by Executive that, under the terms of the respective share option agreements, are scheduled to vest during the period commencing March 1, 2017 and ending February 28, 2018, so that such PPSOs will be fully vested as of February 28, 2017; provided, however, that in no event shall such accelerated PPSOs be made available to the Executive before the Effective Date. Executive understands and acknowledges that the vesting of PPSOs to purchase a total of 27,167 Cimpress shares is expected to be accelerated under this subsection. Further, and after giving effect to the accelerated vesting described in this subsection, Cimpress shall extend to December 31, 2017 (but no later than the original expiration date of such options) the deadline for exercising all vested and unexercised PPSOs and any other Cimpress nonqualified share options (collectively with PPSOs, “NSOs”) held by Executive at February 28, 2017.
(e)    Cimpress shall accelerate the service-based vesting of 25% of the Cimpress N.V. performance share units (“PSUs”) held by Executive (rounded to a whole share), so that such accelerated PSUs will be vested (from a service time standpoint only) as of February 28, 2017; provided, however, that in no event will such PSUs be made available to Executive before the Effective Date. For avoidance of doubt, no changes will be made to the performance conditions (as described in section 3 of the PSU agreement) applicable to such PSUs and such PSUs will settle only at the time, and subject to the conditions, set forth in the PSU agreement.
(f)    Cimpress shall make a one-time, lump sum payment to Executive in the amount of $50,000 to defray incidental and miscellaneous expenses that may be incurred by Executive in connection with his departure from Cimpress. Cimpress shall make such payment within thirty (30) days following the Separation Date.
(g)    Cimpress shall arrange for Executive to receive, at Cimpress’ expense, outplacement services from an outplacement services firm selected and engaged by Cimpress (the “Outplacement Services”). The Outplacement Services shall be provided during the period commencing within a reasonable time following Effective Date and ending upon the earlier of (i) Executive’s acceptance of new employment and (ii) February 28, 2018. No cash payments will be made to Executive in the event Executive elects not to utilize any or all of the outplacement services.
The payments and benefits described in the subsections immediately above are referred to collectively as the “Severance Benefits.” The Severance Benefits will be paid or otherwise provided subject to all applicable tax withholdings. If Executive has executed this Agreement prior to the Separation Date, then as a further condition to Executive’s eligibility to receive the Severance Benefits, Executive shall execute and deliver to Cimpress (to the attention of the Cimpress contact person identified below the Cimpress signature block at the bottom of this Agreement (“Cimpress Contact Person”)), within the five (5) business day period following his last day of employment, a release dated on or after the last day of his employment in the form of Exhibit A hereto (which, for avoidance of doubt, shall supplement and is in addition to the general release set forth in Section 7 below).
3.Cancellation of Prior Severance-Related Agreements. Effective as of the Effective Date, this Separation Agreement supersedes and replaces all prior agreements between Executive and Cimpress relating to severance or similar benefits payable to Executive or otherwise relating to the rights and obligations of the parties in connection with or in any way relating the termination of Executive’s employment, including, without limitation, the Executive Retention Agreement, which is cancelled and shall have no further or continuing force or effect from and after the Effective Date. Without limiting the preceding sentence, Executive acknowledges and agrees that (i) from and after the Effective Date, he is not entitled to any severance, payments or other benefits relating to or arising from the termination of his employment under the Executive Retention Agreement, and (ii) the Severance Benefits exceed the aggregate value of the benefits that he would have been entitled to receive under the Executive Retention Agreement had such Executive Retention Agreement remained in force and effect.
4.Certain Executive Acknowledgements. Executive understands and acknowledges that, owing to his separation from employment with Cimpress as of the Separation Date, (i) all of Executive’s rights to participate in and receive payouts under any and all existing or future Cimpress long-term incentive compensation plans and programs (collectively, “Cimpress LTI programs”) will terminate effective on the Separation Date, and accordingly he will not be eligible to receive a payout under Cimpress’ LTI programs (including, without limitation, the LTI cash retention bonus program) in respect of Cimpress’ 2017 fiscal year, or in respect of any subsequent fiscal year; and (ii) all unvested NSO, RSUs and PSUs held by Executive on the Separation Date (after giving effect to the accelerations contemplated in Section 2 above, including that the accelerated PSUs under Section 2(f) above will remain outstanding and subject to the performance and other conditions set forth in the PSU agreement), will be forfeited in accordance with their terms. Executive further acknowledges that except for the NSOs, RSUs and PSUs awarded to him by Cimpress and reflected in Executive’s Cimpress-related E*TRADE stock plan account, he holds no NSOs, RSUs, PSUs or other rights to purchase or otherwise acquire Cimpress N.V. shares (or any Cimpress N.V. affiliate). For avoidance of doubt, clause (i) above does not apply to or limit the “in lieu of” payment described in Section 2 above.
5.Non-Disclosure, Non-Competition and Non-Solicitation Obligations. Subject to Section 8 below, Executive acknowledges and reaffirms his obligation to keep confidential and not to disclose any and all non-public information concerning Cimpress that Executive acquired during the course of his employment with Cimpress, including, but not limited to, any non-public information concerning Cimpress’ business affairs, business prospects and financial condition, as is stated more fully in the Invention and Non-Disclosure Agreement that Executive previously executed, which remains in full force and effect. Executive further acknowledges and reaffirms his obligations under the Non-Competition and Non-Solicitation Agreement that Executive previously executed for the benefit of Cimpress, which also remains in full force and effect. The Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement are collectively referred to as the “Ancillary Agreements.”
6.Return of Company Property. Executive agrees and warrants that on or before his last day of employment with Cimpress, Executive will return to Cimpress all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Cimpress identification, and any other Cimpress-owned or Cimpress-leased property in his possession or control and will leave intact all electronic Cimpress documents, records and files, including but not limited to those that Executive developed or helped to develop during his employment with Cimpress. Executive further agrees and warrants that on or before his last day of employment with Cimpress, he will have cancelled all accounts for his benefit, if any, in Cimpress’ name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. In addition, Executive agrees and warrants that on or before his last day of employment with Cimpress, Executive will have transferred to Cimpress all rights in and control over (including all logins, passwords and the like) any and all accounts, social media accounts, subscriptions and/or registrations, electronic or otherwise, that Executive opened and/or maintained in his own name, but on behalf of or for the benefit of Cimpress, during the course of his employment and not access or do anything that may directly or indirectly inhibit or prevent Cimpress from accessing any and all of the accounts, social media accounts, subscriptions and/or registrations. Executive agrees that, in the event that any such transfers have not been fully effected as of the last day of his employment with Cimpress, Executive will execute such instruments and other documents and take such other steps as Cimpress may reasonably request from time to time in order to complete the transfer of any such accounts, subscriptions and/or registrations.
7.General Release and Waiver of All Claims.
(a)    In consideration of the compensation and other benefits provided for in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Cimpress USA Incorporated, its corporate affiliates (including, without limitation, Cimpress N.V.) and its and their respective officers, directors, employees, stockholders, subsidiaries, parent companies, agents and representatives (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), in each case of every kind and nature which Executive has ever had or now has against the Released Parties in any way arising out of or relating to his employment with Cimpress, the termination of his employment with Cimpress and/or any other dealings Executive has had with Cimpress, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Immigration Reform Control Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefits Protection Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act; the Worker Adjustment and Retraining Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Massachusetts Law Against Discrimination, M.G.L. c. 151B; the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I; the Massachusetts Privacy Statute, M.G.L. c. 214, §1B; the Massachusetts Wage Act (Massachusetts law regarding payment of wages and overtime), M.G.L. c. 149, §§ 148 and 150; Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C; the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq.; the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D; and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D (each of the foregoing statutes and regulations as amended); any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; and any allegation for costs, fees or other expenses including attorneys’ fees incurred in these matters. This General Release and Waiver of All Claims specifically includes, but is not limited to: any and all back pay, front pay, compensatory, exemplary, punitive and liquidated damages; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in Cimpress, contractual or otherwise, including, but not limited to, claims to shares, restricted share units, performance share units, share options or any other equity rights; and any claim or damage arising out of Executive’s employment with or separation from Cimpress (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this General Release and Waiver of All Claims does not cover claims that cannot be waived as a matter of law, including claims under the unemployment compensation and workers’ compensation statutes and as set forth in Section 8 below. This General Release and Waiver of All Claims shall not affect any of Executive’s vested rights in Cimpress’ 401(k) plan, or employee equity plan, all of which shall be governed by the terms of said plans.
(b)    Executive understands and agrees that the claims released in this Section 7 include not only claims presently known to him, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this Section 7. Executive understands that he may hereafter discover facts different from what Executive now believes to be true that, if known, could have materially affected this Agreement, but Executive nevertheless waives and releases any claims or rights based on different or additional facts.
(c)    The amounts described in Sections 1 and 2 above shall be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to Executive, including, without limitation, all claims for back wages, salary, vacation pay, incentive pay, bonuses, equity awards, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney's fees and other costs or sums.
(d)    Cimpress agrees that Executive is not releasing any claims or rights Executive may have for indemnification under applicable law or any governing document of Cimpress or any Cimpress affiliate, or under any indemnification agreement with Cimpress or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when Executive was a director, officer, or Executive of Cimpress or any Cimpress affiliate; provided, however, that (i) this acknowledgement is not a concession, acknowledgment, or guaranty that Executive has any such rights to indemnification or coverage, (ii) this Agreement does not create any additional rights for Executive to indemnification or coverage, and (iii) Cimpress retains any defenses it may have to such indemnification or coverage.
8.Preservation of Rights. The parties agree that nothing contained in this Agreement (including Exhibit A hereto) or the Ancillary Agreements limits the Executive’s right to file a charge or complaint with or to report possible violations of federal or state law to any federal or state governmental agency (including, without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration and the Securities and Exchange Commission). Executive further understands that nothing in this Agreement (including Exhibit A hereto) or the Ancillary Agreements limits Executive’s right (i) to provide information or documents to (including documents protected by Section 5 above) or otherwise communicate with such governmental agencies, or to participate in any investigation or proceeding that may be conducted by such governmental agencies, in each case without notice to Cimpress, or (ii) to receive or fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a governmental agency.
9.Representations. Executive represents that: (i) he understands he is waiving the various claims he could have asserted against Cimpress in connection with his employment with Cimpress and the termination of his employment with Cimpress, including, without limitation, under the ADEA and the other laws specified in Section 7 above; (ii) he has read this Agreement, including the release set forth in

Section 7 above, carefully and understands all of its provisions; (iii) he understands that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by him; (iv) he understands that Cimpress advises Executive to consult with an attorney before signing this Agreement and to the extent that Executive desired, he availed himself or herself of this right; (v) the benefits are above and beyond the payments or benefits otherwise owed to Executive under the terms of his employment with Cimpress or required by law; (vi) he understands and agrees that Cimpress provided this Agreement to Executive on January 27, 2017 and that he has forty-five (45) days from such date to consider, sign and return this Agreement, including the release set forth in Section 7 above, and that any changes to this Agreement made subsequent to such date, whether material or immaterial, do not restart the running of such forty-five (45) day period; and (vii) he has received and understands the employee table attached as Annex 1 to this Agreement.
10.Right to Revoke. Executive may revoke his acceptance of this Agreement, including the release set forth in Section 7 above if, within seven (7) days after he signs this Agreement, he delivers a notice of revocation to Cimpress. To be effective, such revocation must be hand delivered, mailed, emailed or mailed by certified mail, return receipt requested, before the expiration of the seven (7) day period to the Cimpress Contact Person. If Executive does not so revoke, this Agreement will become a binding agreement between Executive and Cimpress upon the expiration of such seven (7) day period. Executive understands and acknowledges that if he revokes this Agreement, he will not be entitled to receive the Severance Benefits and Cimpress will have no obligation to perform any or all of its commitments and obligations under this Agreement.
11.Non-Disparagement. Executive understands and agrees that as a condition of his receipt of the compensation and other benefits provided to Executive under this Agreement, he shall not make any false, disparaging or derogatory statement to any person or entity, including any media outlet, regarding Cimpress or any of its directors, officers, employees, agents or representatives or about Cimpress’ business affairs or financial condition. For the avoidance of doubt, this Section 11 applies to any statement that has or reasonably could be expected to have an adverse effect on Cimpress’ business or reputation. Notwithstanding the foregoing, this Section 11 does not apply to any statements or other communications covered by or contemplated in Section 8 above.
12.Cooperation. During the remainder of Executive’s employment with Cimpress and for a period of one (1) year following the termination of his employment, Executive agrees that he will reasonably cooperate with Cimpress and its counsel, at Cimpress’ expense, in connection with any investigation, administrative proceeding or litigation conducted or defended by Cimpress. Executive agrees that, in the event that he is subpoenaed or otherwise required by any person or entity to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to his employment with Cimpress, Executive will give prompt written notice of such request to the Cimpress general counsel and will make no disclosure until Cimpress has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Notwithstanding the foregoing, this Section 12 does not apply to any investigation, administrative proceeding or litigation described or contemplated in Section 8 above.
13.Confidentiality. Executive understands and agrees that, to the fullest extent permitted by applicable law and except as provided for in Section 8 above, the amounts and types of Severance Benefits provided for in this Agreement shall be maintained as strictly confidential by Executive and his agents and representatives and shall not be disclosed except to his immediate family, financial advisors, accountants, taxing authorities, unemployment office, mortgage lenders/bank personnel and/or attorney, and to the extent required by federal or state law, including a subpoena, or as otherwise agreed to in writing by Cimpress.

14.Resignation from Cimpress Positions. To the extent not already effected prior to the execution of this Agreement, Executive agrees to promptly execute and deliver to Cimpress all such resignation letters, instruments or other documents as may be reasonably requested by Cimpress to effect Executive’s immediate resignation from all directorships, offices and other positions held by Executive within any Cimpress subsidiary or affiliate.
15.Nature of Agreement. Executive understands and agrees that this Agreement is a severance agreement and does not constitute an admission by Cimpress of liability or wrongdoing of any kind on its part.
16.References. Cimpress agrees that Executive may direct any prospective employer to the Cimpress Contact Person for a factual reference that will be limited to confirming Executive’s dates of employment and last title. Further, if following the termination of his employment with Cimpress Executive files a claim for unemployment insurance benefits with the Massachusetts Division of Unemployment assistance (“DUA”), Cimpress agrees that it will report in response to DUA inquiry that (i) Executive’s termination was involuntary due to role elimination and (ii) Executive signed a release of claims required to receive all severance benefits.
17.Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
18.No Waiver. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
19.Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Agreement.
20.Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that Executive fully understand the meaning and intent of this Agreement.
21.Section 409A. Neither Cimpress nor Executive may elect to defer delivery of any of the payments to be made under this Agreement. If any of the Severance Benefits is considered “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code (“Section 409A”), and Executive is considered a “specified employee” within the meaning of Section 409A, then notwithstanding the other provisions of this Agreement, no such Severance Benefits shall be paid to Executive during the six-month period following Executive’s termination of employment; provided, however, that such Severance Benefits may be paid immediately following the death of the Executive and such Severance Benefits shall be paid in a lump sum immediately upon the expiration of such six‑month period; and provided further, if not prohibited by Section 409A, such Severance Benefits shall, upon the Separation Date, be paid into an escrow account with a third party resonably acceptable to Executive, such escrow account to be subject to the claims of creditors of Cimpress and such Severance Benefits to be paid to Executive immediately upon the expiration of such six-month period.

22.Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts. Any legal suit, action or proceeding arising out of or related to this Agreement shall be instituted exclusively in the federal courts of the United States sitting in Boston, Massachusetts or the courts of the Commonwealth of Massachusetts sitting in Middlesex County, Massachusetts, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.
23.Entire Agreement. This Agreement, together with the Ancillary Agreements and agreements relating to equity awards between the Executive and Cimpress, contains and constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, any such negotiations, agreements, commitments or writings relating to severance or other potential payments or benefits to Executive in the event of the termination of his employment with Cimpress. Nothing in this section shall modify, cancel or supersede the obligations of Executive set forth in Section 5 herein.
IN WITNESS WHEREOF, the parties have executed this Separation Agreement on the dates set forth below and to be effective as of the Effective Date (as defined above).

CIMPRESS USA INCORPORATED By:/s/Robert Keane Robert Keane Chief Executive Officer Date: 2/17/17	/s/Donald R. Nelson Donald R. Nelson Date: 2/17/17

Cimpress Contact Person:

Ara Deirmendjian
Cimpress USA Incorporated
275 Wyman Street
Waltham, MA 02451
Tel. 781-652-6805
Email: ADeirmendjian@cimpress.com

Exhibit A
GENERAL RELEASE OF CLAIMS
In consideration of the compensation and other benefits provided for in the Separation Agreement between Cimpress USA Incorporated (“Cimpress”) and me (the “Separation Agreement”), I, Donald R. Nelson, do hereby fully, forever, irrevocably and unconditionally release, remise and discharge Cimpress USA Incorporated, its corporate affiliates (including, without limitation, Cimpress N.V.), and its and their respective officers, directors, employees, stockholders, subsidiaries, parent companies, agents and representatives (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), in each case of every kind and nature which I have ever had or may now have against the Released Parties in any way arising out of or relating to my employment with Cimpress, the termination of my employment with Cimpress and/or any other dealings I have had with Cimpress, including, but not limited to: all claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Immigration Reform Control Act; the Fair Credit Reporting Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act; the Worker Adjustment and Retraining Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Massachusetts Law Against Discrimination, M.G.L. c. 151B; the Massachusetts Civil Rights Act, MG.L. c. 12, §§11H and 11I; the Massachusetts Privacy Statute, M.G.L. c. 214, §1B; the Massachusetts Wage Act, M.G.L. c. 149, §§ 148 and 150; Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C; the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq.; the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D; and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D (each of the foregoing statutes and regulations as amended); any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; and any allegation for costs, fees or other expenses including attorneys’ fees incurred in these matters. This General Release of Claims specifically includes, but is not limited to: any and all back pay, front pay, compensatory, exemplary, punitive and liquidated damages; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in Cimpress N.V. or any of its subsidiaries and affiliates, contractual or otherwise, including, but not limited to, claims to shares, restricted share units, performance share units, share options or any other equity rights; and any claim or damage arising out of Employee’s employment with or separation from Cimpress (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this General Release of Claims does not (i) cover claims that cannot be waived as a matter of law, including claims under the unemployment compensation and workers’ compensation statutes or (ii) limit my right to file a charge or complaint with or to report possible violations of federal or state law to any federal or state governmental agency or to receive or fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a governmental agency. This General Release of Claims shall not affect any of my vested rights in Cimpress’ 401(k) plan, or employee equity plan, all of which shall be governed by the terms of said plans. This General Release supplements and is in addition to the general release of claims contained within the Separation Agreement.
This General Release is executed as a sealed instrument on _______________________, 2017.

__________________________________ Donald R. Nelson